Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

July 15, 2020

Occidental Petroleum Corporation
11,606,992 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933 (the “Securities Act”) of up to 11,606,992 shares (the “Shares”) of the Company’s common stock, par value $0.20, by certain selling stockholders of the Company named in the Prospectus Supplement (as defined below).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company, as amended on May 5, 2006, May 1, 2009, May 2, 2014 and June 3, 2020; (b) the Amended and Restated By-laws of the Company, as adopted on March 25, 2020; (c) the resolutions adopted by the Board of Directors of the Company by unanimous written consent on May 5, 2019, July 11, 2019 and June 15, 2020; (d) the Certificate of Designations, dated as of August 8, 2019, which establishes the relative powers, preferences, rights, qualifications, limitations and restrictions of the Company’s Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share; and (e) the Registration Statement on Form S‑3 (Registration No. 333‑232928) filed on July 31, 2019 (the “Registration Statement”) with respect to registration under the Securities Act of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Shares have been duly and validly authorized by the Company, have been validly issued and are fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement dated July 15, 2020 constituting part of the Registration Statement (the “Prospectus Supplement”).  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046

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